Exhibit 4.4


             Agreement to Furnish Copy of First Amendment

                              May 6, 1997


     Pursuant to Item 601(b)(4)(3)(A) of Regulation S-K, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of the First Amendment, dated as of March 1, 1997, to the Note Agreement, dated June 1, 1995, for the issuance of $22 million of 7.47% Senior Notes, Series B due June 1, 2007.


                              WLR FOODS, INC.

                              By:___/s/ Robert T. Ritter______
                                   ROBERT T. RITTER

                              Its: Chief Financial Officer